July 17, 1997



Foamex Canada Inc.
415 Evans Avenue
Etobicoke, Ontario
M8W 2T2

Attention:  Mr. Al Zinn, General Manager

Dear Sirs:

We are pleased to confirm that subject to acceptance by you, The Bank of Nova Scotia (the "Bank"), will make available to Foamex Canada Inc. (the "Borrower"), credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet and Schedule "A".

The Bank has agreed to the repayment of funds amounting to $1,000,000 due by the Borrower to Foamex L.P. providing all terms and conditions of the credits are met, both before and after repayment of the funds.

If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter to us by the close of business on July 30, 1997.

This Commitment Letter replaces all previous commitments issued by the Bank to the Borrower.

Yours very truly,



/s/  F. J. Myers                            /s/  R. M. Reynolds
F. J. Myers                                 R. M. Reynolds
Account Manager                             Vice President and Manager

The arrangements set out above and in the attached Terms and Conditions and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:

FOAMEX CANADA INC.


By:      John M. Gaw
Title:   Controller


By:      Tony DaCosta
Title:   Plant Manager

Date:    July 24, 1997

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                                                                          Page 1

                              TERMS AND CONDITIONS

CREDIT NUMBER:  1                                 AUTHORIZED AMOUNT:  $8,000,000

TYPE

         Operating

PURPOSE

         General operating requirements

CURRENCY

         Canadian dollars

AVAILMENT

         The Borrower may avail the credit by way of Direct advances evidenced by a Grid Note and/or Bankers' Acceptances in Canadian dollars (in multiples of $100,000 and having terms of maturity of 30 to 360 days without grace).

INTEREST RATE

         The Bank's Prime Lending Rate from time to time, plus 1/2% per annum, payable monthly.

BANKERS' ACCEPTANCE FEE

         The Bank's Commercial Bankers' Acceptance Fee, (subject to revision at any time), plus 1/2% per annum, subject to a minimum fee of $100 per transaction, payable at the time of each acceptance.

REPAYMENT

         Advances are repayable on demand.

CREDIT NUMBER:  2                                    AUTHORIZED AMOUNT:  $15,000

TYPE

         Standby Letters of Credit

PURPOSE

         To facilitate requirements of Etobicoke Hydro - expires June 3, 1998

CURRENCY

         Canadian dollars


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                                                                          Page 2

AVAILMENT

         The Borrower may avail the credit by way of Standby Letter of Credit.

COMMISSION

         1/2% per annum, calculated on the issue amount, based on increments of 30 days or multiples thereto, from date of issuance to expiry date. Periods of less than 30 days will be counted as a thirty day increment. The amount is subject to the Bank's minimum fee as well as revision at any time and is payable upon issuance.

SPECIFIC SECURITY

         Reimbursement Agreement for Standby Letter of Credit.

GENERAL SECURITY, FEE, TERMS, AND CONDITIONS APPLICABLE TO ALL CREDITS

FEE

         Annual Renewal Fee $1,000.

GENERAL SECURITY

         The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the
         Credits:

                  Bankers' Acceptance Agreement.

                  General Assignment of Book Debts.

                  Security Agreement over all inventories.

                  Security under Section 427 of the Bank Act with appropriate insurance coverage assigned to the Bank.

                  General Security Agreement over all present and future personal property with appropriate insurance coverage, loss if any, payable to the Bank.

GENERAL CONDITIONS

         Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits:

                  Combined Operating loans, Bankers' Acceptances and Standby Letters of Credit are not to exceed 75% of good quality accounts receivable (excluding accounts over 90 days, offsets and intercompany accounts) plus 75% of finished goods inventory and 50% of work-in-process inventory. Advances against inventory are limited to $1,000,000.

                  The ratio of current assets to current liabilities is to be maintained at all times at 1.25:1 or better.



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                                                                          Page 3

                  The ratio of Debt (including deferred taxes) to Tangible Net Work (TNW) is not to exceed 2:1.

                  Tangible Net Worth (TNW) is to be maintained in excess of $8,500,000 at all times.

                  TNW is defined as the sum of share capital, earned and contributed surplus and postponed funds less (i) amounts due from officers/affiliates, excluding those amounts classified as current trade receivables under Generally Accepted Accounting Principles, (ii) investments in affiliates, and
                  (iii) intangible assets as defined by the Bank.

                  Without the Bank's prior written consent which shall not be unreasonably withheld:

                           Guarantees or other contingent liabilities in excess of $1,000,000 in the aggregate are not to be entered into and assets are not be to further encumbered.

                           No change in ownership is permitted.

                           No mergers, acquisitions or change in the Borrower's line of business are permitted.

                           The Bank acknowledges that mergers and
                           reorganizations in conjunction with any company or companies controlled directly or indirectly by Foamex L.P. shall be permitted without the Bank's consent provided that any such merger or reorganization shall not adversely affect the Bank's security position and/or the financial condition of the Borrower. The Borrower shall give the Bank at least 21 business days advance notice in writing of any such merger or reorganization.

                           No redemption of preferred shares is permitted.

                           Substantially all banking business is to be conducted with the Bank.

GENERAL BORROWER REPORTING CONDITIONS

         Until all debts and liabilities under the Credits have been discharged in full, the Borrower will provide the Bank with the following:

                  Annual Audited Financial Statements within 120 days of the Borrower's fiscal year end, duly signed.

                  Annual Audited Financial Statements of Foamex L.P. within 120 days of the Company's fiscal year end, duly signed.

                  Quarterly Interim Financial Statements of the Borrower, prepared in accordance with Canadian G.A.A.P., within 45 days of period end, duly signed.

                  A Statement of Security monthly, to include information on inventory, accounts receivable, accounts payable and outstanding cheques, within 20 days of period end, duly signed.

                  Aged Listing of Accounts Receivable upon request.
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                                                                          Page 4

                                   SCHEDULE A
                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                                 TO ALL CREDITS

Calculation and Payment of Interest

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

Interest on Overdue Interest

2. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

Calculation and Payment of Bankers' Acceptance Fee

3. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

Environment

4.       The Borrower agrees:

         (a) to comply with all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

         (b) to allow the Bank access during normal business hours to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower with respect to the Borrower's compliance with all applicable environmental laws and regulations;

         (c) to notify the Bank of any change in current, normal business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes which increases the environmental liability of the Borrower in any material manner;

         (d) to notify the Bank of any proposed material change in the use or occupation of the property of the Borrower prior to any change occurring;

         (e) to provide the Bank with written notice within ten (10) business days of the Borrower having knowledge of any environmental problem and any hazardous materials or substances which may have a material adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank;

         (f) to conduct all environmental remedial activities in compliance with applicable requirements of any federal, provincial, or any other governmental authority relating to the environment which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower receives from the Bank a written notification of the Borrower's failure to conduct such environmental remedial activities for thirty (30) days
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                                                                          Page 5


                  after receipt of such written notification from the Bank, then the Bank may perform such activities; and

         (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank.

         If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c),
         (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall give written notification to the Borrower of the Bank's decision concerning the adverse change, which shall take effect thirty (30) days after the Borrower's receipt of such written notification, if the Borrower has not initiated the activities necessary to correct the adverse change condition.

         If the Bank is required to incur expenses for compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement.

Periodic Review

5. The obligation of the Bank to make further advances or other accommodation available under any Credits of the Borrower under which the indebtedness or liability of the Borrower is payable on demand, is subject to periodic review and to no adverse change occurring in the financial condition of the Borrower or any guarantor.

Evidence of Indebtedness

6. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

Acceleration

7.       (a)      All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

         (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs:

                  (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

                  (ii) there is a breach by the Borrower of any other terms or condition contained in this Commitment Letter or in any other agreement to which the Borrower and the Bank are parties;
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                                                                          Page 6


                  (iii) any default occurs under any security listed in this Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower is a party;

                  (iv) any bankruptcy, reorganization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower and, if instituted against the Borrower, are allowed against or consented to by the Borrower or are not dismissed or stayed within 60 days after such institution;

                  (v) a receiver is appointed over any property of the Borrower or any judgement or order or any process of any court becomes enforceable against the Borrower or any property of the Borrower or any creditor takes possession of any property of the Borrower;

                  (vi) any adverse change occurs in the financial condition of the Borrower or any guarantor of the Borrower.

Costs

8. All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.
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1327218 (3/81)

                                GRID DEMAND NOTE
                                (Canadian Funds)
                                                                 CDN. $8,000,000
                                                               DATE JULY 24 1997

     For value received the undersigned promises to pay on demand to the order of THE BANK OF NOVA SCOTIA (the "Bank") at its Scotia Plaza Branch in lawful money of Canada the lesser of:

(i)  The principal sum of
     EIGHT MILLION__________________________________________________Dollars, and

(ii) The unpaid principal balance of all advances made by the Bank as recorded on the grid on the reverse hereof and on any attachment hereto,

together with interest on the principal amount as well after as before demand of payment and interest on overdue interest at a rate of 0.5% per annum over the Bank's prime lending rate from time to time. Interest shall be calculated and payable monthly. The Bank is hereby authorized and directed to record on the reverse hereof and on any attachment hereto all advances to and payments by the undersigned in respect of the operating credits granted to the undersigned by the Bank and the total unpaid principal balance thereof from time to time.


                                                            FOAMEX CANADA INC.

                                                            By /s/ John M. Gaw
                                                            Title Controller

                                                            By /s/ Tony Da Costa
                                                            Title Plant Manager